Allion Healthcare, Inc. and Subsidiaries

Allion Healthcare, Inc. a Delaware Corporation
1660 Walt Whitman Road Suite 105, Melville, NY 11747

Moms Pharmacy, Inc., a California corporation
2330 West 205th Street, Torrance, CA 90501

Medicine Made Easy, a California corporation
2330 West 205th Street, Torrance, CA 90501

Mail Order Meds, Inc., a Texas corporation
2800 South IH 35, Suite 108, Austin, TX 78704

Moms Pharmacy, Inc., a New York Corporation
1660 Walt Whitman Road, Suite 105, Melville, NY 11747

Moms Pharmacy, LLC, a Florida limited liability company (dba MOMS Specialty Care Pharmacy)
4500 Biscayne Blvd., Miami, FL 33137